EXHIBIT 2(b).6.2
SUPPLEMENTARY PROSPECTUS DATED 4 FEBRUARY 2008
National Grid USA
(incorporated in the State of Delaware, United States of America)
Euro 4,000,000,000
Euro Medium Term Note Programme
This Supplement (the “Supplement”) to the Prospectus dated 3 December 2007 (the “Prospectus”), which comprises a base prospectus, constitutes a supplementary prospectus for the purposes of Section 87G of the Financial Services and Markets Act 2000 (the “FSMA”). This Supplement is prepared in connection with the Euro Medium Term Note Programme (the “Programme”) established by National Grid USA (the “Issuer”). Terms defined in the Prospectus have the same meaning when used in this Supplement.
This Supplement is supplemental to, and should be read in conjunction with, the Prospectus and any other supplements to the Prospectus issued by the Issuer.
The Issuer accepts responsibility for the information contained in this Supplement. To the best of the knowledge of the Issuer (having taken all reasonable care to ensure that such is the case) the information contained in this Supplement is in accordance with the facts and does not omit anything likely to affect the import of such information.
To the extent that there is any inconsistency between (a) any statement in this Supplement or any statement incorporated by reference into the Prospectus by this Supplement and (b) any other statement in, or incorporated by reference in, the Prospectus, the statements in this Supplement will prevail.
On 31 January 2008, National Grid plc published its Interim Management Statement for the period 1 October 2007 to 30 January 2008 (the “Interim Management Statement”). A copy of the Interim Management Statement has been filed with the Financial Services Authority and, by virtue of this Supplement, the first two paragraphs of the text under the heading “DIVIDEND POLICY UPDATE” in the Interim Management Statement is incorporated in, and forms part of, the Prospectus. Copies of all documents incorporated by reference in the Prospectus can be obtained from the registered office of the Issuer and the specified office of the Paying Agent for the time being in London, as set out in the Prospectus.
Save as disclosed in this Supplement, no significant new factor, material mistake or inaccuracy relating to information included in the Prospectus has arisen or been noted, as the case may be, in relation to the Issuer since the publication of the Prospectus.
An investor should be aware of its rights arising pursuant to Section 87Q(4) of the FSMA.

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